CUSIP No. 208242107	Page 1 of 36

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Conn’s Inc.
(Name of Issuer)

Common Stock
Par Value $0.01
(Title of Class of Securities)

208242107
(CUSIP Number)

David A. Knight, c/o Stephens Group, Inc., 111 Center Street, Little Rock, AR 72201, (501) 377-2000
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

May 25, 2004
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule including all exhibits. See § 240.13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

1.	Name of Reporting Person: Conn's Voting Trust, Steven Patterson, Trustee		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): Not applicable

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 12,923,213

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 0

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 12,923,213

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐

13.	Percent of Class Represented by Amount in Row (11): 55.8

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 208242107			Page 2 of 36

1.	Name of Reporting Person: Stephens Group, Inc.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 31,779

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 1,053,317

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,053,317

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 4.5

14.	Type of Reporting Person (See Instructions): HC,CO

CUSIP No. 208242107			Page 3 of 36

1.	Name of Reporting Person: Stephens Inc.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☒

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 98,361

		9.	Sole Dispositive Power: 149,999

		10.	Shared Dispositive Power: 98,361

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 247,560

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 1.1

14.	Type of Reporting Person (See Instructions): BD,CO

CUSIP No. 208242107			Page 4 of 36

1.	Name of Reporting Person: Jackson T. Stephens Trust No. One		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 208,105

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 208,105

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 0.9

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 208242107			Page 5 of 36

1.	Name of Reporting Person: Bess C. Stephens Trust		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 208,105

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 208,105

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 0.9

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 208242107			Page 6 of 36

1.	Name of Reporting Person: Warren A. Stephens Trust		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC, AF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 2,071,549

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,071,549

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 8.9

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 208242107			Page 7 of 36

1.	Name of Reporting Person: Warren A. Stephens Grantor Trust		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC, AF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 168,498

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 168,498

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 0.7

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 208242107			Page 8 of 36

1.	Name of Reporting Person: Harriet C. Stephens Trust		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 789,100

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 789,100

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 3.4

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 208242107			Page 9 of 36

1.	Name of Reporting Person: Warren & Harriet Stephens Children's Trust		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC, AF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 1,018,123

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,018,123

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 4.4

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 208242107			Page 10 of 36

1.	Name of Reporting Person: Warren Miles Amerine Stephens 95 Trust		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC, AF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 51,282

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 51,282

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 0.2

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 208242107			Page 11 of 36

1.	Name of Reporting Person: Warren Miles Amerine Stephens Trust		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 4,356

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 4,356

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 0.0

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 208242107			Page 12 of 36

1.	Name of Reporting Person: John Calhoun Stephens 95 Trust		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC, AF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 51,282

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 51,282

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 0.2

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 208242107			Page 13 of 36

1.	Name of Reporting Person: John Calhoun Stephens Trust		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 4,356

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 4,356

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 0.0

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 208242107			Page 14 of 36

1.	Name of Reporting Person: Laura Whitaker Stephens 95 Trust		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC, AF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 51,282

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 51,282

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 0.2

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 208242107			Page 15 of 36

1.	Name of Reporting Person: Laura Whitaker Stephens Trust		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 4,356

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 4,356

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 0.0

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 208242107			Page 16 of 36

1.	Name of Reporting Person: Grandchild's Trust #2		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 765,100

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 765,100

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 3.3

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 208242107			Page 17 of 36

1.	Name of Reporting Person: W.R. Stephens, Jr. Children's Trust		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC, AF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 227,774

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 227,774

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 1.0

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 208242107			Page 18 of 36

1.	Name of Reporting Person: W.R. Stephens, III Trust		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 39,489

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 39,489

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 0.2

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 208242107			Page 19 of 36

1.	Name of Reporting Person: Arden Jewell Stephens Trust		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC, OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 39,489

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 39,489

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 0.2

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 208242107			Page 20 of 36

1.	Name of Reporting Person: Carol M. Stephens		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): AF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 13,519

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 13,519

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 0.1

14.	Type of Reporting Person (See Instructions): IN

CUSIP No. 208242107			Page 21 of 36

1.	Name of Reporting Person: W.R. Stephens, Jr. Revocable Trust		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 1,362,531

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,362,531

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 5.9

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 208242107			Page 22 of 36

1.	Name of Reporting Person: Pamela D. Stephens Trust One		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC, AF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 1,682,862

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,682,862

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 7.3

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 208242107			Page 23 of 36

1.	Name of Reporting Person: MAM International Holdings, Inc.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC, AF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 250,330

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 250,330

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 1.1

14.	Type of Reporting Person (See Instructions): CO

CUSIP No. 208242107			Page 24 of 36

1.	Name of Reporting Person: Elizabeth S. Campbell Revocable Trust		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): WC

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 1,432,531

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,432,531

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 6.2

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 208242107			Page 25 of 36

1.	Name of Reporting Person: Jon E.M. Jacoby		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 2,017,271

		10.	Shared Dispositive Power: 1,015,430

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,032,701

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 13.1

14.	Type of Reporting Person (See Instructions): IN

CUSIP No. 208242107			Page 26 of 36

1.	Name of Reporting Person: Curtis F. Bradbury, Jr.		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): OO

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 270,707

		10.	Shared Dispositive Power: 242,038

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 512,745

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 2.2

14.	Type of Reporting Person (See Instructions): IN

CUSIP No. 208242107			Page 27 of 36

1.	Name of Reporting Person: Doug Martin IRA		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 19,898

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 19,898

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 0.1

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 208242107			Page 28 of 36

1.	Name of Reporting Person: Douglas H. Martin		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 180,478

		10.	Shared Dispositive Power: 242,038

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 422,516

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 1.8

14.	Type of Reporting Person (See Instructions): IN

CUSIP No. 208242107			Page 29 of 36

1.	Name of Reporting Person: C. Ray Gash IRA		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 19,888

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 19,888

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 0.1

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 208242107			Page 30 of 36

1.	Name of Reporting Person: C. Ray Gash		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☒
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): PF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 180,468

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 180,468

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 0.8

14.	Type of Reporting Person (See Instructions): IN

CUSIP No. 208242107			Page 31 of 36

1.	Name of Reporting Person: Stephens Investment Partners III LLC		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): AF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 23,307

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 23,307

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 0.1

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 208242107			Page 32 of 36

1.	Name of Reporting Person: Stephens Investment Partners 2000 LLC		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): AF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 182,609

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 182,609

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 0.8

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 208242107			Page 33 of 36

1.	Name of Reporting Person: Stephens Investment Partners 2001 LLC		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group (See Instructions):
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Source of Funds (See Instructions): AF

5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e): ☐

6.	Citizenship or Place of Organization: Arkansas

Number of Shares Beneficially Owned by Each Reporting Person With
		7.	Sole Voting Power: 0

		8.	Shared Voting Power: 0

		9.	Sole Dispositive Power: 36,122

		10.	Shared Dispositive Power: 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person: 36,122

12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☒

13.	Percent of Class Represented by Amount in Row (11): 0.2

14.	Type of Reporting Person (See Instructions): OO

CUSIP No. 208242107	Page 34 of 36

This Amendment No. 1 amends and supplements the Schedule 13D initially filed by the reporting persons on December 18, 2003. It is being filed to report a decrease in beneficial ownership of the common stock, $.01 par value per share (the “Common Stock”), of Conn’s Inc. (“Conns”) owned by certain of the reporting persons. Except as set forth below, there are no changes to the Schedule 13D. Capitalized terms not otherwise defined herein have the same meanings as defined in the Schedule 13D.

ITEM 2. IDENTITY AND BACKGROUND

     Item 2 is hereby amended by deleting paragraph (a)(xxv) and replacing it with the following:

     (xxv) Jon E.M. Jacoby is a Director of Stephens Group, Inc. His business address is 111 Center Street, Little Rock, Arkansas 72201.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

     (a) The following table discloses the ownership of the Common Stock by the reporting persons and their respective directors and executive officers:

	Number of	Percent of Outstanding	Voting Power		Dispositive Power
Name	Shares	Shares(1)	Sole	Shared	Sole	Shared
Conn’s Voting Trust	12,923,213	55.8	12,923,213	0	0	0
Stephens Group, Inc.	1,053,317	4.5	31,779	0	1,053,317	0
Stephens Inc.	247,560	1.1	0	98,361	149,199	98,361
Jackson T. Stephens Trust One	208,105	0.9	0	0	208,105	0
Bess C. Stephens Trust	208,105	0.9	0	0	208,105	0
Warren A. Stephens Trust	2,071,549	8.9	0	0	2,071,549	0
Warren A. Stephens Grantor Trust	168,498	0.7	0	0	168,498	0
Harriet C. Stephens Trust	789,100	3.4	0	0	789,100	0
Warren & Harriet Stephens Children’s Trust	1,018,123	4.4	0	0	1,018,123	0
Warren Miles Amerine Stephens 95 Trust	51,282	0.2	0	0	51,282	0
Warren Miles Amerine Stephens Trust	4,356	0.0	0	0	4,356	0
John Calhoun Stephens 95 Trust	51,282	0.2	0	0	51,282	0
John Calhoun Stephens Trust	4,356	0.0	0	0	4,356	0
Laura Whitaker Stephens 95 Trust	51,282	0.2	0	0	51,282	0
Laura Whitaker Stephens Trust	4,356	0.0	0	0	4,356	0
Grandchild’s Trust #2	765,100	3.3	0	0	765,100	0
W.R. Stephens, Jr. Children’s Trust	227,774	1.0	0	0	227,774	0
W.R. Stephens, III Trust	39,489	0.2	0	0	39,489	0
Arden Jewell Stephens Trust	39,489	0.2	0	0	39,489	0
Carol M. Stephens(2)	13,519	0.1	0	0	13,519	0
W.R. Stephens, Jr. Revocable Trust	1,362,531	5.9	0	0	1,362,531	0
Pamela D. Stephens Trust	1,682,862	7.3	0	0	1,682,862	0

CUSIP No. 208242107	Page 35 of 36

	Number of	Percent of Outstanding	Voting Power		Dispositive Power
Name	Shares	Shares(1)	Sole	Shared	Sole	Shared
MAM International Holdings, Inc.	250,330	1.1	0	0	250,330	0
Elizabeth S. Campbell Revocable Trust	1,432,531	6.2	0	0	1,432,531	0
Jon E.M. Jacoby(3)	3,032,701	13.1	0	0	2,017,271	1,015,430
Curtis F. Bradbury, Jr.	512,745	2.2	0	0	270,707	242,038
Douglas H. Martin IRA	19,898	0.1	0	0	19,898	0
Douglas H. Martin(3)	422,516	1.8	0	0	180,478	242,038
C. Ray Gash IRA	19,888	0.1	0	0	19,888	0
C. Ray Gash	180,468	0.8	0	0	180,468	0
Stephens Investment Partners III LLC	23,307	0.1	0	0	23,307	0
Stephens Investment Partners 2000 LLC	182,609	0.8	0	0	182,609	0
Stephens Investment Partners 2001 LLC	36,122	0.2	0	0	36,122	0
Warren A. Stephens(2)	4,392,632	19.9	0	0	3,385,494	1,007,138
Harriet C. Stephens(2)	789,100	3.4	0	0	789,100	0
Jackson T. Stephens	416,210	1.8	0	0	208,105	208,105
Bess C. Stephens	2,118,741	9.2	0	0	0	2,118,741
W.R. Stephens, Jr. (2)	3,594,183	15.5	0	0	1,362,531	2,231,652
Elizabeth S. Campbell	3,365,723	14.5	0	0	1,432,531	1,933,192
Steve Patterson, Voting Trustee	12,923,213	55.8	12,923,213	0	0	0
Joe Ford	0	0.0	0	0	0	0
William Johnson	0	0.0	0	0	0	0

          (1) Based on 23,151,799 shares of the Common Stock outstanding.

          (2) Amounts do not include shares of Common Stock beneficially owned by spouse.

          (3) Mr. Jacoby and Mr. Martin have each been granted an option to purchase an aggregate of 40,000 shares of the Common Stock as a result of serving as directors of the Company. These options are not exercisable within 60 days of the date of the filing of this Amendment No. 1.

     (b) The acquisition or disposition of shares of the Common Stock by certain of the reporting persons during the past sixty days is reported below:

          (i) On May 25, 2004, Stephens Investment Partners III LLC distributed 396,090 shares of the Common Stock to certain members of the limited liability company other than the reporting persons.

          (ii) On May 27, 2004, Stephens Investment Partners III LLC distributed 31,779 shares of the Common Stock to Stephens Group, Inc., a non-managing member of the limited liability company.

CUSIP No. 208242107	Page 36 of 36

SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 2, 2004

/s/ Warren A. Stephens

Warren A. Stephens, on behalf of Stephens Group, Inc. and Stephens Inc. as President, on behalf of Warren A. Stephens Trust, Warren Miles Amerine Stephens Trust, John Calhoun Stephens Trust and Laura Whitaker Stephens Trust, as trustee, and on behalf of Stephens Investment Partners III LLC, Stephens Investment Partners 2000 LLC and Stephens Investment Partners 2001 LLC, as manager

/s/ Jon E.M. Jacoby

Jon E.M. Jacoby, individually, and on behalf of Warren A. Stephens Grantor Trust, Warren and Harriet Stephens Children’s Trust, Warren Miles Amerine Stephens 95 Trust, John Calhoun Stephens 95 Trust, Laura Whitaker Stephens 95 Trust, and Grandchild’s Trust #2, as trustee, and on behalf of MAM International Holdings, Inc. as President

/s/ Jackson T. Stephens

Jackson T. Stephens, on behalf of Jackson T. Stephens Trust One and Bess C. Stephens Trust as trustee

/s/ W.R. Stephens, Jr.

W.R. Stephens, Jr., on behalf of W.R. Stephens, Jr. Children’s Trust, W.R. Stephens, III Trust, Arden Jewell Stephens Trust, W.R. Stephens, Jr. Revocable Trust and Pamela D. Stephens Trust One, as trustee

/s/ Elizabeth S. Campbell

Elizabeth S. Campbell, on behalf of Elizabeth S. Campbell Revocable Trust, as trustee

/s/ Todd Ferguson

Todd Ferguson, as attorney in fact for Conn’s Voting Trust, Harriet C. Stephens Trust, Carol M. Stephens, Curtis F. Bradbury, Jr., Douglas H. Martin IRA, Douglas H. Martin, C. Ray Gash IRA and C. Ray Gash, pursuant to powers of attorney filed with the Securities and Exchange Commission as attachments to Form 3s for such persons on November 24, 2003.